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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                              SEPARATION AGREEMENT

         THIS AGREEMENT (this "Agreement"), made and entered into as of this 12th day of October, 2004 (the "Effective Date"), by and between Exide Technologies (the "Company") and Craig H. Muhlhauser ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive is serving as the President and Chief Executive Officer of the Company pursuant to the terms of an employment agreement between Executive and the Company dated September 1, 2001 as amended June 14, 2002 (the "Employment Agreement"); and

         WHEREAS, by mutual agreement between Executive and the Company, Executive will remain employed as the President and Chief Executive Officer of the Company until a date determined hereunder; and

         WHEREAS, Executive is entitled to the benefits afforded under the Company's Income Protection Plan (the "Income Plan"), pursuant to that letter agreement by and between the Company and Executive; and

         WHEREAS, the parties hereby wish to set forth the terms and conditions of Executive's termination of employment with Company in this separation and release agreement (the "Agreement"); and

         WHEREAS, the parties further agree that in consideration for the payments and benefits provided in this Agreement, upon the execution of this Agreement, except as otherwise provided herein, the Employment Agreement shall be considered null and void and have no further force or effect.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

                                   ARTICLE I.

                    RESIGNATION AND COOPERATION IN TRANSITION

         Section 1.1 Resignation as Chief Executive Officer. Executive shall resign as an employee, officer and director of the Company and its Affiliates effective as of the close of business on the Termination Date (defined below). Notwithstanding any other written or oral agreements between the Company and Executive relating to Executive's employment or termination thereof, and all subsequent amendments thereto, including but not limited to the Employment Agreement, such resignation shall not be deemed to be a breach by Executive or the Company of any such agreements, and in consideration of the payments and benefits herein

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described, any and all terms set forth in such agreements, including but not limited to the Employment Agreement and the Income Plan, shall terminate and cease to have any effect as of the Effective Date. Executive agrees to execute all other documents that the Company requests that he execute to evidence his termination of employment, officerships and directorships with the Company and its Affiliates. Executive represents, understands and agrees that he will not, at any time, apply for, seek, or accept any employment with, and waives any right to employment with, the Company and its Affiliates.

         Section 1.2 Transition Period.

                  (a) Executive shall remain employed by the Company as its President and Chief Executive Officer during the "Transition Period" which shall be that period commencing on the Effective Date and ending on the earlier of:
(i) the date specified by the Company's Board of Directors (the "Board") in a notice of termination which shall include two weeks' notice or (ii) April 1, 2005 (the "Termination Date"). During the Transition Period, the parties agree that Executive shall be paid "Base Salary" and "Bonus" (as defined below), on a prorated basis through the end of the Transition Period, to be paid in accordance with the Company's normal payroll and bonus practices and shall be reimbursed for all reasonable and necessary expenses incurred during the Transition Period (collectively referred to as the "Transition Period Compensation"), provided that Executive is not terminated for "Cause" (as defined below) during the Transition Period.

                  (b) In the event that Executive is terminated for Cause, Executive shall only be entitled to that portion of the Transition Period Compensation earned through the date of termination for Cause. Notwithstanding the foregoing, in the event that Executive dies or becomes "Disabled" (as defined below) during the Transition Period, Executive or his beneficiary shall continue to receive the Transition Period Compensation, until the end of the Transition Period which in the case of Executive's death will be April 1, 2005.

                  (c) For purposes of this Agreement "Cause" means: (i) the failure by Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise or (iii) a breach of any of Executive's covenants set forth in Articles III and IV hereof. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interest of the Company.

                  (d) For purposes of this Agreement "Disability" means a physical or mental infirmity which impairs Executive's ability to substantially perform his duties under this Agreement for 30 consecutive calendar days.

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         Section 1.3 Cooperation in Transition. In consideration of Executive's continued employment with the Company during the Transition Period, Executive hereby agrees to assist the Company during the Transition Period. Executive shall, among others things, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons in a similar capacity (the "Transition Duties"), it being understood that the Executive shall (i) regularly report to, meet with and in good faith cooperate with the executive committee of the Board (the "Executive Committee") and the Board and (ii) not make or implement any material decisions regarding the Company's business or operations without the prior approval of the Executive Committee or the Board.

                                   ARTICLE II.

                         SEVERANCE PAYMENTS AND BENEFITS

         Section 2.1 Severance Payments. Executive shall:

                  (a) Within ten (10) business days of the Termination Date, receive a lump sum payment equal to the sum of his accrued but unpaid base salary and bonus (which the parties agree are $750,000 ("the Base Salary") and $250,000, (the "Bonus"), respectively), as well as accrued but unpaid vacation pay;

                  (b) Subject to the expiration of the revocation period under Section 5.3, receive, within five (5) days of the end of such revocation period, a Bonus that is prorated through the Termination Date, provided that the Bonus to be prorated shall be the Bonus amount that is used in the calculation of the Annual Severance Payments;

                  (c) Subject to section 2.3 hereof and the expiration of the revocation period under Section 5.3, and in a manner and at a time that is in accordance with the Company's normal payroll and bonus practices, continue to be paid his Base Salary and Bonus (the "Annual Severance Payments") for the three (3) year period immediately following the Termination Date;

                  (d) Subject to section 2.3 hereof and the expiration of the revocation period under Section 5.3, and subject to Executive's continued payment of the then-current employee portion of the following benefits, continue coverage under the Company's life insurance, disability, medical, dental and hospitalization benefit plans for Executive and his dependents for the three (3) years following the Termination Date; and

                  (e) Subject to the expiration of the revocation period under Section 5.3, receive financial assistance from the Company for the use of a professional outplacement service, provided, however, Executive submits written documentation for the cost of such services upon request from the Company.

                  (f) In the event that Executive dies during the three (3) year period in which such Annual Severance Payments are to be made, the Company agrees that Executive's beneficiaries shall be entitled to the Annual Severance Payments and benefits provided for under this Agreement for such time during the three (3) year period.

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         Section 2.2 Company Benefits. Upon the Termination Date, except as otherwise provided in the Company's employee benefit plans or as set forth in this Agreement, Executive shall cease to be eligible to participate in any Company employee benefit plans, including, without limitation, the Company's pension, retirement, supplemental retirement, profit sharing or savings plan made available to other senior executives of the Company. Executive will be vested with respect to such benefits, and will be paid in accordance with the terms of such employee benefit plans.

         Section 2.3 Mitigation/Additional Consideration. Executive shall not be required to mitigate his Annual Severance Payments or benefits by seeking other employment; provided, however, (i) to the extent he becomes eligible for reasonably comparable life insurance, disability, medical, dental and hospitalization benefit plans of another employer, he and his dependents shall cease to be eligible for the Company's life insurance, disability, medical, dental and hospitalization benefit plans; and (ii) after the second anniversary of the Termination Date, the Annual Severance Payments shall be reduced by the amount of compensation Executive receives through self-employment or from another employer during the three (3) year period commencing on the Termination Date through the third anniversary of the Termination Date. Notwithstanding the foregoing Executive shall receive Annual Severance Payments no less than, $2 million (the "Guaranteed Severance").

         Section 2.4 Withholding of Taxes. The Company shall withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         Section 2.5 Other Payments. The Company will pay all reasonable legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement, provided that such costs do not exceed $10,000 in the aggregate. In addition, the Company will provide the Executive the customary Directors' and Officers' insurance coverage for a period of six (6) years after the Termination Date. Executive acknowledges that the Annual Severance Payments and other payments provided for in this Agreement are not the standard severance benefits offered to other executives or employees of the Company under the Company's normal policies and procedures. Executive further acknowledges and agrees that, except as expressly provided in this Agreement, no other payments or consideration shall be provided to him in exchange for entering into this Agreement or upon his termination of employment. Executive acknowledges and agrees that he has previously received all salary, bonuses, vacation pay, and other forms of compensation in connection with his service to the Company through the Effective Date.

                                  ARTICLE III.

                 CONFIDENTIAL INFORMATION AND RETURN OF PROPERTY

         Section 3.1 Acknowledgement. Executive acknowledges that during his service and employment with the Company he has been privy and made party to confidential information, including but not limited to, knowledge or data relating to the Company and its Affiliates and

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their respective businesses and investments, information regarding current or future products, patents or patent applications, manufacturing requirements, specifications, processes, practices and procedures and analysis of competitors ("Confidential Information") and "Trade Secrets" (as defined below).

         Section 3.2 Covenants. By signing this Agreement, Executive warrants that he has not in the past, and will not in the future, use or disclose, and will hold in a fiduciary capacity for the benefit of the Company and its Affiliates, all Trade Secrets and Confidential Information which shall have been obtained by Executive during his service and employment with the Company and which are not generally available public knowledge (other than by acts by Executive in violation of this Agreement). For all time following the Effective Date, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), use, or disclose any Trade Secrets or Confidential Information to anyone other than the Company and those designated by the Company in a legal proceeding.

         Section 3.3 Notification to Company. Upon receipt of a subpoena or other compulsory process that could possibly require disclosure of any Confidential Information or Trade Secrets by Executive or his spouse, Executive shall provide a copy of the compulsory process and complete information regarding the date and circumstances under which he received it to the Company by hand delivery within twenty-four (24) hours of such receipt. Executive or his spouse will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process ("Latest Possible Date"). If the Company seeks to prevent disclosure in accordance with the applicable legal procedures and provides Executive with notice before the Latest Possible Date that it has initiated such procedures, Executive and his spouse will not make disclosure of any Confidential Information that is the subject of such procedures until such objections are withdrawn or ruled upon.

         Section 3.4 Definition. For purposes of this Agreement, "Trade Secrets" shall mean any of the following:

         "Financial Information," including, but not limited to, information relating to earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Company or any of its Affiliates generally, or to particular products, services, geographic areas, or time periods;

         "Supply and Service Information," including, but not limited to, information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company or any of its Affiliates, details of which are not generally known;

         "Marketing Information," including, but not limited to, information relating to details

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about ongoing or proposed marketing programs or agreements by or on behalf of the Company or any of its Affiliates, sales, forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

         "Personal Information," including, but not limited to, information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, or other employee information, other than information relating to the Executive; and

         "Customer Information," including, but not limited to, information relating to past, existing or prospective customers, their addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company or any of its Affiliates, status of customers' accounts or credit, or related information about prospective customers known by Executive and actual customers, as well as customers lists.

         "Process Technology," including, but not limited to, information relating business plans, patents, or patent applications, manufacturing requirements, specifications, processes, practices and procedures whether related to the Company or any of its Affiliates generally, or to a particular matter described herein.

         Section 3.5 Return of Property. Executive acknowledges and agrees that, on or before the Termination Date, Executive shall have returned all Company property in his possession or under his custody or control, including both originals and copies, and including, but not limited to, all files, corporate credit cards, automobiles, keys and access cards, calling cards, cellular or mobile telephones, parking permits, computer hardware (including but not limited to all personal computers, laptop computers, and personal data assistants and the contents thereof, as well as any passwords or codes needed to operate such equipment), computer software and programs, data, diskettes, materials, papers, books, memoranda, correspondence, notes, documents, records, lists, photographs, manuals, handbooks, notebooks, program listings, flow charts, policies, procedures, customer information, customer lists, supplier information and lists, marketing information, manufacturing specifications and plans, and data base information, that Executive has or had relating to the Company or any of its Affiliates or any of their respective customers, clients, employees, plans, designs, contracts, agreements, strategies, inventions, systems, policies, procedures, and/or practices (whether those materials are in paper or computer-stored form). Executive represents and warrants that he has not kept any originals or copies of any such items in any form. Executive further acknowledges and agrees that his access to such property and facilities shall cease immediately upon the Termination Date, and he shall be responsible for reimbursing the Company for all personal expenses associated with any of the foregoing incurred before that date.

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                                   ARTICLE IV.

               NON COMPETE, NON-SOLICITATION AND NON-DISPARAGEMENT

         Section 4.1 Acknowledgments. Executive acknowledges: (a) that during his service and employment with the Company, he acquired special expertise and talent in conducting his duties and that Executive had substantial contacts with customers, suppliers, and advertisers of the Company and its Affiliates; and (b) that Executive was placed in a position of trust and responsibility and had access to a substantial amount of Confidential Information and Trade Secrets.

         Section 4.2 Covenant Not To Compete. Executive recognizes that he occupied a position of high responsibility within the Company and as a result he was afforded special trust and knowledge concerning the customers, products, and business plans of the Company and its Affiliates. Executive agrees that he will not, for a period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the "Restricted Period"), accept employment, consultant, or independent contractor status (a) directly or indirectly own, manage, operate, join, control be employed by or participate in the ownership, management, operation or control of, or be connected in any manner, including without limitation, holding the position of shareholder, officer, consultant, independent contractor, employee, partner or investor with any manufacturer or supplier of (i) automotive/transportation lead acid batteries, (ii) industrial lead acid batteries, also commonly referred to as motive, network, emergency, standby, fork lift truck and/or electric vehicle batteries or (iii) military/tank/submarine lead acid batteries or (b) with any "Competing Business" (as defined herein). For purposes of this paragraph "Competing Business" shall mean Johnson Controls, Japan Battery & Storage, Enersys, C&D, East Penn, Fiamm or Delphi or any of their respective Affiliates or successors. Notwithstanding the foregoing, Executive may invest in stocks, bonds, or other securities of any venture or entity, if such stocks, bonds, or securities are listed on any national or regional securities exchange or have been registered under Section 12 (g) of the Securities Exchange Act of 1934 and (2) his investment does not exceed two (2%) percent of the issued and outstanding shares, or, in the case of other securities, two (2%) percent of the aggregate principal amount thereof issued and outstanding. Because the scope of the Company's business is international in nature, the parties agree that the geographical scope of this non-compete prohibition should and does apply throughout the world, and further agree that the geographical scope of such prohibition is reasonable under the circumstances.

         Section 4.3 Non-Solicitation of Customers, Suppliers and Prospective Customers, and Prospective Suppliers. Executive agrees that during the Restricted Period, he will not, directly or indirectly, for himself or for or on behalf of any business (a) divert, solicit or attempt to divert or solicit any individual or entity (i) who is or was a customer or supplier of the Company or any of its Affiliates at any time beginning twelve months prior to the Effective Date and ending on the last day of the Restricted Period (the "Non-Solicitation Period"), or (ii) who was actively sought by the Company or any of its Affiliates as a prospective customer during the Non-Solicitation Period, or (b) encourage any such person or entity to violate any contracts they have with the

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Company or any of its Affiliates or modify their relationship with the Company or any of its Affiliates in any adverse manner.

         Section 4.4 Non-Solicitation of Employees. Executive further agrees that during the Restricted Period, he will not, directly or indirectly, for himself or on behalf of any individual or entity, (a) divert, solicit, or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity, any person employed by the Company or any of its Affiliates during the Non-Solicitation Period, whether or not such person is a full-time employee, part-time employee or temporary employee of the Company or any of its Affiliates, whether or not such employee is employed pursuant to a written agreement and whether or not such employee is employed for a determined period or at-will or (b) encourage any such person or entity to violate any contracts they have with the Company or any of its Affiliates or modify their relationship with the Company or any of its Affiliates in any adverse manner.

         Section 4.5 Non-Disparagement. Executive agrees to refrain from making any derogatory or defamatory remarks or comments that disparage the Company or any of its Affiliates or any of the officers, directors, employees, agents of the Company or any of its Affiliates, or their respective successors or assigns, or any products or services of the Company, any of its Affiliates or their successor or assigns. The Company shall, and shall use commercially reasonable efforts to cause its officers and directors, to refrain from making any derogatory or defamatory remarks or comments that disparage Executive.

         Section 4.6 Relief. Executive and the Company each acknowledge and agree that (i) the covenants and agreements set forth in this Article IV are reasonable and equitable in scope, term and duration, and necessary for the protection of the legitimate business interests of the Company and its Affiliates and the Executive, as the case may be; (ii) Executive can honor all of these covenants and agreements without adversely affecting his ability to earn a fully adequate livelihood for himself and his dependents; (iii) irreparable injury will result to the Company and its Affiliates or the Executive, as the case may be, if Executive or the Company breaches any of these covenants or agreements, and (iv) in the event of any actual or threatened breach of any of these covenants or agreements, the Company and Executive, as the case may be, will have no adequate remedy at law. Executive and the Company each accordingly agrees that in the event of any actual or threatened breach by him or it, as the case may be, of any of these covenants or agreements, the Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Agreement shall be construed as prohibiting the Company or the Executive from pursuing any other remedies available for any such breach or threatened breach, including recovery of any payments made under this Agreement and recovery of other monetary damages.

         Section 4.7 Blue Pencil. It is the intention of the parties hereto that the restrictions contained in this Article IV be enforceable to the fullest extent permitted by applicable law. Therefore, if, at any time, the provisions of this Article IV shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this
Article IV shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and

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enforceable by the court or other body having jurisdiction over the matter, and
Executive agrees that this Article IV as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                                   ARTICLE V.

                                     RELEASE

         Section 5.1 Release of Known Claims.

         (a) It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Executive for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company and its Affiliates and their respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys and agents, as well as their respective predecessors, parent companies, subsidiaries, Affiliates, divisions, successors and assigns and their respective current and former officers, directors, shareholders, employees, representatives, attorneys and agents (collectively referred to as "Releasees"), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Executive may have against them, or any of them, of whatever kind, nature or description, whether known or unknown, occurring prior to the Effective Date. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for or under: fraud; breach of contract (whether express or implied); tort claims including but not limited to defamation or emotional distress; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys' fees, or other compensation of any sort; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, national origin, ancestry, religion, age, disability, handicap, medical condition or marital status; Title VII of the Civil Rights Act of 1964 ("Title VII" as amended), 42 U.S.C. Section 2000, et seq.; the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Section 621, et seq.; the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. Section 626(f), the Equal Pay Act, the Family and Medical Leave Act and any other work-related claims under federal, state and municipal laws, regulations, ordinances or court decisions of any kind; violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); the Americans with Disabilities Act ("ADA"); violation of the Occupational Safety and Health Act ("OSHA") or any other health and/or safety laws, statutes or regulations; violation of the Employee Retirement Income Security Act of 1974 ("ERISA"); violation of the Internal Revenue Code of 1986, as amended; any other foreign, federal, state, or local laws, common law or case law relating to employment discrimination or the regulation of employment, or any other wrongful conduct, based upon events occurring prior to the Effective Date.

         (b) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims and causes of action, including any claims referenced in this Agreement,

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or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company and its Affiliates against any assignment of said rights, claims and/or causes of action.

                  (c) Executive acknowledges and agrees that the making of this Agreement, and anything contained herein, is not intended, and shall not be construed, as an admission that the Company or any of its Affiliates has: violated or abridged any foreign, federal, state or local law (statutory or common law), ordinance or regulation; breached any contract, or violated any right or obligation that any one of them may owe or may have owed to Executive, or committed any wrong whatsoever against Executive.

         Section 5.2 Waiver of Rights Under the Age Discrimination Act. Executive understands that this Agreement, and the release contained herein, waives claims and rights Executive might have under the ADEA. The waiver of Executive's rights under the ADEA does not extend to claims or rights that might arise after the Effective Date. Executive may revoke the terms of this Agreement relating to ADEA claims by a written document received by the Company's Chairman of the Board, Exide Technologies, Crossroads Corporate Center 3150 Brunswick Pike, Suite 230 Lawrenceville, NJ 08648 within seven (7) days of Executive's execution of this Agreement (with a copy received by Ms. Kerry Berchem, Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue, New York, New York 10022, (Fax No.) 212-872-1002, prior to such time). The Agreement will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to twenty (21) days to decide whether to sign this Agreement. If Executive should revoke such release, he shall not be entitled to be paid any of the amounts described in this Agreement and this Agreement shall become null and void.

         Section 5.3 Termination Date Release. Executive acknowledges and agrees that, in order to receive any payments pursuant to Article II, he will be required to sign an additional release and waiver in a form substantially similar to this Article V, and that Executive will not be entitled to any payments under Article II (other than for accrued Base Salary and Bonus under Section 2.1(a)) until the revocation period for such Release has expired.

                                   ARTICLE VI.

                                  MISCELLANEOUS

         Section 6.1 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York, without giving effect to any choice of law principles of any state.

         Section 6.2 Jurisdiction. In the event Executive breaches or threatens to breach Articles III or IV above, such that it becomes necessary for the Company to seek injunctive or other relief, the parties agree that jurisdiction for such litigation shall be in the State of New York. The parties further agree to submit to jurisdiction in the State of New York and hereby agree that they are subject to service of process issued from or in the State of New York.

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         Section 6.3 Remedy. Should Executive engage in or perform, either directly or indirectly, any of the acts prohibited by Articles III and IV or, in any other way, violate such Articles, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

         Section 6.4 Arbitration. Subject to Section 6.3 of this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement shall be submitted to binding arbitration. The arbitration shall be subject to the Federal Arbitration Act and shall be administered and conducted pursuant to the JAMS Employment Arbitration Rules & Procedures in New York, NY. The decision of the arbitrator(s) shall be final and may be recorded as a judgment in a court of competent jurisdiction. Each party shall pay all its own expenses relating to any such dispute, mediation and/or arbitration, including, but not limited to, its own legal fees and expenses regardless of outcome. Joint expenses relating to such dispute, mediation or arbitration shall be borne equally among the parties.

         Section 6.5 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address as provided in the signature pages hereto or sent to such other address or facsimile number as each party may furnish to the other in writing from time to time in accordance with this Section 6.5.

         Section 6.6 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

         Section 6.7 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

         Section 6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         Section 6.9 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

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         Section 6.10 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         Section 6.11 Affiliate. As used in this Agreement, unless otherwise indicated, "Affiliate" shall mean any person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Company. As used herein, "Control" refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or otherwise.

         Section 6.12 Assignment. This Agreement is binding on Executive and the Company and their successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity. No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity and any such assignment shall be null and void, except by will or the laws of descent and distribution. In the event of Executive's death prior to receipt by Executive of all amounts payable by the Company hereunder, such amounts shall be payable to Executive's designated beneficiaries on the same schedule as provided for in this Agreement.

         Section 6.13 Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to Executive's resignation from the Company and supersedes all prior employment or severance or other agreements between Executive and the Company whether written or oral or any of its predecessors or Affiliates, including, but not limited to any agreement that relates to Executive's employment with the Company or termination thereof. Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under any other agreement whether written or oral between Executive and the Company. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive's resignation from the Company, that is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

         Section 6.14 No Admission of Wrongdoing or Liability. This Agreement is not an admission by the Company or any of the Releasees and it is specifically denied that any action the Company and/or any of the Releasees has taken or failed to take with respect to Executive was wrongful, unlawful, or susceptible of inflicting any damages or injury to Executive.

                                  ARTICLE VII.

                                 JOINT DRAFTING

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         Executive and the Company acknowledge and agree that this Agreement was jointly drafted by the Company on the one side and by Executive on the other side. Neither party, nor any party's counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

                                  ARTICLE VIII.

                                  PRESS RELEASE

         Executive and the Company agree that any press release issued by the Company relating to this Agreement and the terms contemplated herein shall be approved by Executive, which approval shall not be unreasonably withheld.

                                   ARTICLE IX.

                            EXECUTIVE ACKNOWLEDGMENTS

         Executive acknowledges that:

                  (a) He has read and understands the terms of this Agreement and has voluntarily agreed to these terms without coercion or undue persuasion by the Company or any officer, director or other agent thereof;

                  (b) He has been encouraged by the Company to seek, and has sought and received, competent legal counsel in his review and consideration of this Agreement and its terms; and

                  (c) This Agreement does not purport to waive, and does not waive, any rights Executive may have which arise after the Effective Date.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                            EXIDE TECHNOLOGIES

                            By: /s/ STUART KUPINSKY
                               -----------------------------------------------

                            Title: Executive Vice President, General Counsel and
                                   Secretary

                            EXECUTIVE

                                /s/ CRAIG H. MUHLHAUSER
                            --------------------------------------------------
                            Craig H. Muhlhauser

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